Exhibit 99.1

Saturday, October 15, 2011, For Immediate Release

Press Release

Russell Gerdin, Former Heartland Express, Inc. CEO and Chairman of the Board, Passes Away

NORTH LIBERTY, IOWA - October 15, 2011 - We are very sad to announce that Russell Gerdin, the founder and longtime Chairman and CEO of Heartland Express, passed away on Friday evening. Russ founded Heartland Express in 1978 and under his leadership and guidance Heartland became recognized as one of the most respected and financially strong truckload carriers in America, and highly regarded for its award winning customer service. Russ took Heartland Express public in 1986 and served the Company and its stockholders relentlessly. He recently retired from his leadership role due to health reasons.

Russ Gerdin was a visionary and a respected leader in the trucking industry, and was a tireless worker who led by example. He lived his life with a passion to be the best, unwavering in his commitments. He demanded a lot but was quick to recognize loyalty and a job well done. The son of a trucker, he was quick to stand in support of drivers, men and women, who with great sacrifice live a life on the road that truly moves America. He leaves behind a legacy of quality and hard work that will live on through his family and employees.

“He was driven at making Heartland Express the best company he could and doing the best at anything he tried,” said Michael Gerdin, who was appointed to the leadership role after Russ' retirement. “He was always focusing on giving it his 100 percent. We will miss his leadership and industry foresight.”

Russ was a caring and generous person, and a very supportive family man. He is survived by his wife and best friend, Ann, three children, and ten grandchildren. Our hearts go out to his family and all of those who were fortunate to be a part of his life. Russ was 70 years old.

For further information contact
Michael J. Gerdin, CEO and President
John P. Cosaert, ExecVP; CFO